Exhibit 10.1

SEPARATION AGREEMENT, RELEASE AND COVENANT NOT TO SUE

This is a SEPARATION AGREEMENT, RELEASE AND COVENANT NOT TO SUE (this “Agreement”) dated as of February 18, 2011, between OWEN FARREN, and his heirs, assigns, and any person claiming any interest in his employment or employment related compensation or benefits (collectively and individually referred to as “Employee”) and TECHNOLOGY RESEARCH CORPORATION (the “Company”).

Background

Employee was employed by the Company. The Company and the Employee have agreed to end their relationship on terms that are mutually agreeable. Employee is resigning from the Company’s Board of Directors and his positions as Chairman of the Board, Director, President, and Chief Executive Officer of the Company. Employee and the Company agree that Employee’s separation from the Company is effective as of his last day of work, February 14, 2011 (the “Separation Date”). The Company will provide Employee with financial benefits and other consideration in return for Employee’s execution of this Agreement and the release Employee is providing under this Agreement.

Operative Terms

The Company and the Employee agree as follows:

1. Recitals. The parties agree that the above Recitals are true and correct and are incorporated into this Agreement by reference.

2. Resignation; Severance Compensation. Employee resigns from the Company’s Board of Directors and his positions as Chairman, President, Chief Executive Officer, and Director of the Company, effective February 14, 2011 (the “Termination Date”). The Company shall pay to Employee nine months (“the Severance Period”) of his current salary in the total gross amount of $202,500 (less ordinary payroll deductions and any outstanding advances or other amounts owed by Employee to the Company) (“the Severance Compensation”). The Severance Compensation will be paid on a periodic basis in accordance with the Company’s normal payroll practices. Payment of the Severance Compensation will not commence until the first available payroll date after the Revocation Period referenced in Section 8 of this Agreement has expired, will be distributed by Company check mailed to Employee’s address, and is contingent upon Employee’s satisfactorily performing his obligations under this Agreement, including but not limited to all obligations concerning the return of property in Section 3 of the Agreement and the restrictive covenants in Section 4 of this Agreement. Specifically, if Employee has not satisfactorily performed all of his obligations under this Agreement, Employee will not be entitled to any Severance Compensation and the Company shall not pay the Severance Compensation; or, if such Severance Compensation has already been paid, Employee shall be required to reimburse the Company in the full amounts paid.

3. Return of All Company Property. Employee shall immediately return to the Company all property of the Company in his possession or under his control, including but not limited to all Company records, files, equipment, supplies, keys, confidential or proprietary information, credit card(s), laptop and phone. In addition, Employee shall return to the Company on a computer disk any electronically stored information that is the property of the Company, including but not limited to any data and files Employee has stored on his home or other computer or on a portable storage device; Employee shall also permanently and completely delete and remove such electronically stored information from wherever it is stored and provide written verification of doing so.

4. Restrictive Covenants. Employee covenants and agrees that:

(a) Non-Competition: Employee shall not compete with the Company at any time during employment with the Company and for twelve (12) months after Employee’s termination of employment or resignation. To “compete” means (i) to directly or indirectly establish or aid in establishing, or have effective control over any business competitive with the Company’s business; or (ii) to become associated with or render services as an employee, independent contractor, consultant or otherwise, to any person, firm, corporation or other entity engaged in any business competitive with the Company’s business. Mere ownership of less than one percent (1%) of the outstanding common stock of a corporation competitive with the Company’s business whose stock is traded on any major United States stock exchange or on the over-the-counter market shall not be considered as a violation of this Agreement. For purpose of this Section 4(a), “any business competitive with the Company’s business” shall mean a business that provides power distribution or power management solutions for military or commercial customers.

(b) Non-Solicitation: For twenty-four (24) months after the termination of Employee’s employment or Employee’s resignation, Employee shall not solicit the business of any of the persons, firms, corporations or other entities who are the Company’s customers, for or on behalf of Employee (if Employee is competing with the Company) or any person, firm, corporation or other entity that is in competition for the Company’s business. For purpose of this Section 4(b), “any business competitive with the Company’s business” shall mean a business that provides power distribution or power management solutions for military or commercial customers.

(c) Non-Inducement: At all times during Employee’s employment and for twenty-four (24) months after the termination of Employee’s employment or Employee’s resignation, the Employee shall not, directly or indirectly, induce or attempt to induce any present or former employee of the Company to gain or seek employment with any person or business, or hire any such person.

(d) Non-Disclosure: At all times during Employee’s employment and after the termination of Employee’s employment or Employee’s resignation, Employee shall protect and guard the Company’s Confidential Information. Employee shall not at any time, directly or indirectly, disclose to any person, firm, corporation or other entity, or use for Employee’s own purposes any Confidential Information, regardless of how it is acquired, except as Employee’s use of the Confidential Information may be authorized by the Company; provided, however, that if Employee is required to disclose any Confidential Information by legal process, including a subpoena to testify or produce documents, Employee shall satisfy his obligations under this Section 4(d) by promptly giving notice to the Company of the demand for disclosure and cooperating with the Company to contest the disclosure (if the Company so elects) and obtain confidential treatment for any Confidential Information which is disclosed.

5. Remedy at Law Insufficient. Employee acknowledges that damages at law will be an insufficient remedy if Employee violates the terms of Section 4, and that the Company would suffer a decrease in value and irreparable damage as a result of such violation. Accordingly, on a violation of any of those covenants, the Company, without excluding or limiting any other available remedy, shall be entitled to the following remedies:

5.1. Upon posting a bond of up to $10,000 and filing with a court of competent jurisdiction an appropriate pleading and affidavit specifying each obligation breached by Employee, automatic entry by a court having jurisdiction of an order granting an injunction or specific performance compelling Employee to comply with that obligation, without proof of monetary damage or an inadequate remedy at law; and

5.2. The recovery from Employee of all profit, remuneration, or other consideration that Employee gains from breaching the covenant and all damages that the Company suffers as a result of the breach; and

The foregoing remedies are cumulative to all other remedies afforded by law or in equity, and the Company may exercise any such remedy concurrently, independently, or successively.

6. Miscellaneous.

6.1. Effective as of the Separation Date, Employee agrees that he shall have no authority to and shall not enter or attempt to enter into any agreements with third-parties on behalf of or purportedly on behalf of the Company. Employee shall also not represent himself as being employed by or associated with the Company.

6.2. Employee shall refrain from making any disparaging statements, written or oral, in any forum or media, regarding the Company or its executives, managers, employees, policies, products, processes, operations, or facilities. The Company agrees not to permit any executive officer of the Company to make any disparaging statements about Executive after the termination of Executive’s employment or Executive’s resignation; provided, however, that it shall not be considered a breach of this section for (i) any executive officer of the Company to make disparaging statements to another executive officer about Executive and/or his performance in their capacity in operating the business or (ii) the Company to make a factual statement regarding the circumstances of Executive’s departure if required by law or for a business purpose, with such confidentiality protections as are reasonably practicable.

6.3. Employee acknowledges and agrees that he has completely disclosed to Company management, in writing, any and all incidents, events, procedures, practices or occurrences, that he is aware of, which have the potential of exposing the Company to any federal, state, or local civil monetary penalty or exclusion claim or any other claim that Employee believes may have resulted in a violation of any other federal, state, or local statutes, rules, regulations or guidelines.

6.4. Employee further acknowledges that he is not aware of any unreported work related illness or injury that he has suffered that would entitle his to Workers’ Compensation benefits.

6.5. In the event Employee’s testimony or court appearance is required concerning any litigation the Company is now or may be involved in, or if in the Company’s opinion, his appearance or testimony would be beneficial to the Company’s position, Employee agrees to make himself reasonably available to the Company and its counsel. The Company shall reimburse Employee for his expenses and, after the expiration of the Severance Period, pay Employee a reasonable per diem for his time spent in litigation support activities.

6.6. Employee acknowledges and agrees that he owns the stock and option rights set forth in Schedule A, that he does not own any other equity or option rights with respect to the Company, that his unvested stock options have expired. The Company shall extend from 90 days to 180 days from the Separation Date the time period within which Employee may exercise vested options Employee acknowledges that any vested options not so exercised will expire 180 days after the Separation Date. As of the date of this Agreement, Employee will no longer be eligible to participate in any other benefit programs offered to employees by the Company, including but not limited to, vacation, 401(k) plan, and short-term and long-term disability.

7. Release and Covenant Not to Sue.

7.1. Employee, for himself and his heirs, successors, and assigns, and anyone claiming by or through them (collectively, the “Releasing Parties”), irrevocably and unconditionally releases, waives, and forever discharges TECHNOLOGY RESEARCH CORPORATION, its parent, subsidiaries and affiliates, and each of their respective directors, agents, attorneys, present and former employees, partners, investors, shareholders, insurers, predecessors, successors, assigns, and representatives (the “Released Parties”), from any and all actual or potential claims, complaints, liabilities, obligations, promises, actions, causes of action, liabilities, agreements, damages, costs, debts, and expenses of any kind, whether known or unknown, that the Releasing Parties have ever had or now have from the beginning of time through the date Employee executes this agreement (collectively, the “Released Claims”). Without limitation, the Released Claims include all claims arising out of, related to or connected with Employee’s employment, the termination of his employment, or the payment of wages, salary, or any other benefit Employee received or claims he should have received in connection with his employment; all claims under Title VII of the Civil Rights Act of 1964, as amended; (42 U.S. C. § 2000e, et seq.); the Civil Rights Acts of 1866, 1871 and 1991, all as amended; 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, as amended (29 U.S.C. § 2601, et seq.); the Americans With Disabilities Act, as amended (42 U.S.C. § 12101, et seq.); the Rehabilitation Act of 1973, as amended (29 U.S.C. § 793-94); the Fair Labor Standards Act, as amended (29 U.S.C. § 201, et. seq.); the Equal Pay Act of 1963, as amended (29 U.S.C. § 206); the Employee Retirement Income Security Act, as amended (29 U.S.C. § 1001, et seq.); the Consolidated Omnibus Budget Reconciliation Act of 1985 (29 U.S.C. § 1161, et seq.); the Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.); the Older Workers Benefit Protection Act of 1990 (29 U.S.C. § 623); the National Labor Relations Act (NLRA); the Occupational Safety and Health Act (OSHA); and any other federal or state whistle-blower statute or regulation; Chapter 760 of the Florida Civil Rights Act of 1992, as amended; any provision of Chapters 250, 440, 443, 447, 448, and 760 of Florida Statutes; the Florida General Labor Regulations, as amended; any other state law, rule or regulation of any other state; any local ordinance; workers’ compensation statutes; unemployment compensation laws; and any other federal, state or local statute, rule, regulation or ordinance; any obligations under, arising out of, or related to any actual or quasi-contract, including but not limited to, salary payments, bonus payments, benefits, stock, or stock options (subject to the terms and conditions set forth in Section 6.6 above and Schedule A); common law claims, including but not limited to claims of intentional or negligent infliction of emotional distress, negligent hiring, retention, training or supervision, defamation, invasion of privacy, breach of a covenant of good faith and fair dealing, breach of fiduciary duty, breach of express or implied contract, promissory estoppel, negligence or wrongful termination of employment; any claims for or to past or future unpaid salary, commissions, bonuses, incentive payments, expense reimbursements, health care benefits, life insurance, disability insurance and any other income or benefits the Releasing Parties received or claim they should receive; and all other claims of any kind, including but not limited to any claims for attorneys’ fees.

7.2. The Releasing Parties covenant not to sue any Released Party for any Released Claim. The Releasing Parties warrant that they have not filed any complaint, claim or charge against a Released Party with any local, state or federal agency or court. The Releasing Parties agree that, if any such agency or court assumes the prosecution or jurisdiction of any complaint or charge against a Released Party, the Releasing Parties will immediately dismiss the complaint or charge and/or will immediately request such agency or court to dismiss and withdraw from the matter, and the Releasing Parties will not support the effort of anyone else or any entity that might file an action against a Released Party. In the event the Releasing Parties fail or refuse to undertake these obligations, the Releasing Parties agree that this Agreement shall operate to effectuate his/their dismissal or withdrawal of such complaint, charge or claim and that the Releasing Parties will forward to the Released Party any monies the Releasing Parties receive from such complaint, charge or claim.

7.3. The Releasing Parties have not assigned or otherwise transferred any interest in any Released Claim. The Releasing Parties shall not commence, join in, or in any manner seek relief through any suit arising out of, based upon, or relating to any Released Claim.

7.4. If any provision of this release is held invalid, unenforceable or void to any extent by a court of competent jurisdiction, the provision shall be modified, if possible, by reducing its duration and scope to allow enforcement of the maximum permissible duration and scope. The Company reserves the right to rescind this Agreement and recover all amounts paid under it if any provision of this release is held invalid, unenforceable or void.

8. Review of this Agreement.

8.1. Employee acknowledges that he has read each section of this Agreement, that the Agreement is written in a manner calculated to be understood by Employee, and that Employee in fact understands his rights and obligations under it, including the fact that he is waiving and releasing his rights to sue the Company.

8.2. Employee is advised to consult with legal counsel before executing this Agreement.

8.3. Employee acknowledges that the money being paid pursuant to this Agreement and any other consideration is in excess of all monies or anything else of value owed to him/her.

8.4. Employee has up to twenty-one (21) calendar days following the receipt of this Agreement to consider this Agreement before signing it. However, Employee may consider and sign this Agreement in less time if he so chooses.

8.5. Employee may revoke this Agreement within seven (7) days after his execution of this Agreement (the “Revocation Period”). To revoke this Agreement, Employee shall deliver notice of such election in writing to Company’s representative, Robert B. Woltil, before 5:00 p.m. on the seventh day after execution. If the seventh day does not fall on a business day, then the Revocation Period shall be deemed extended to 5:00 p.m. the next business day.

8.6. This Agreement is not effective or enforceable until the Revocation Period has expired, and no monies or other consideration will be sent to Employee until after the Revocation Period has expired (assuming the Employee has not timely exercised his right to revoke the Agreement).

9. Governing Law; Venue; Dispute Resolution. This Agreement has been delivered in the State of Florida and shall be governed by and construed in accordance with the laws of the State of Florida. Any action based upon or arising out of this Agreement shall lie exclusively in the federal or state courts located in Pinellas County, Florida. This Agreement shall not be construed to waive any right of removal that may apply to any action filed in any court by either Party.

10. Arbitration. If any dispute arises between Employee and the Company with respect to this Agreement, either party may elect (but is not obligated) to submit the dispute to arbitration before a panel of arbitrators in accordance with the Florida Arbitration Code by giving the other party a notice of arbitration in accordance with Section 21 of this Agreement. If a party elects to arbitrate a dispute, arbitration will be the sole and exclusive method of resolving the dispute, the other party must arbitrate the dispute, and each party will be barred from filing a lawsuit concerning the subject matter of the arbitration, except to obtain an equitable remedy.

The arbitration panel will consist of one arbitrator, who will be a neutral arbitrator selected by the agreement of one arbitrator selected by the Company and a second selected by Employee, and the third neutral arbitrator selected by agreement of the first two arbitrators. Each party shall select an arbitrator and notify the other party of the selection within 15 days after the effective date of the notice of arbitration and the two arbitrators selected by the parties shall select the third arbitrator within 30 days after the effective date of the notice of arbitration. A party who fails to select an arbitrator within the prescribed 15-day period waives the right to have the two selected arbitrators select an arbitrator to arbitrate the dispute, and the arbitrator chosen by the other party will constitute the “arbitration panel” for purposes of this Agreement.

Every arbitrator must be independent (not a relative of Employee or an officer, director, employee, or shareholder of the Company, the Company or any subsidiary) without any economic or financial interest of any kind in the outcome of the arbitration. Each arbitrator’s conduct will be governed by the Code of Ethics for Arbitrators in Commercial Disputes (1986) that has been approved and recommended by the American Bar Association and the American Arbitration Association.

Within 120 days after the effective date of the notice of arbitration, the arbitrator who will arbitrate the dispute shall convene a hearing for the dispute to be held on such date and at such time and place in Tampa, Florida, as the arbitrator designates upon 60 days’ advance notice to Employee and the Company. The arbitrator shall render his or her decision within 30 days after the conclusion of the hearing. The decision of the arbitrator will be binding and conclusive as to Employee and the Company and, upon the pleading of either party, any court having jurisdiction may enter a judgment of any award rendered in the arbitration, which may include an award of damages. The arbitrator shall hear and decide the dispute based on the evidence produced, notwithstanding the failure or refusal to appear by a party who has been duly notified of the date, time, and place of the hearing.

11. No Jury Trial. EACH OF THE EMPLOYEE AND THE COMPANY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES THE RIGHT TO A JURY TRIAL IN ANY LAWSUIT BETWEEN EMPLOYEE AND THE COMPANY WITH RESPECT TO THIS AGREEMENT.

12. Entire Agreement; Modification. This Agreement represents the entire agreement of the parties with respect to the subject matters addressed herein and may not be modified or amended except upon a written agreement signed by both parties.

13. No Fraud. The parties agree that no inducements, statements or representations have been made that are not set forth in this Agreement and that they did not rely on any inducements, statements or representations not set forth herein.

14. Binding Effect. This Agreement shall be binding upon the parties and their respective heirs, devisees, legal representatives, personal representatives, successors, and assigns.

15. Counterparts and Originals. The parties may execute this Agreement in counterparts. Each executed counterpart shall be deemed an original, and all of them together shall constitute one document.

16. Successors and Assigns. This Agreement is not assignable by any party without the prior written consent of the other parties, and any attempted assignment without the prior written consent of the other parties shall be invalid and unenforceable against the other parties. This Agreement is binding upon, and inures to the benefit of, the respective heirs, authorized assignees, successors and personal representatives of the parties.

17. Titles and Headings. The titles and headings of the various sections of this Agreement are intended solely for convenience of reference and are not intended to explain, modify or place any interpretation upon any of the provisions of this Agreement.

18. Severability. If any term or provision of this Agreement is determined to be illegal or unenforceable, to the extent possible, such term or provision shall be severed from this Agreement and all other terms and provisions shall be remain in full force and effect.

19. Gender and Number. As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural number, shall each include the others whenever the context so requires.

20. Interpretation. The language used in this Agreement shall not be construed in favor of or against any of the parties, but shall be construed as if all parties participated jointly in the preparation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

21. Legal Fees and Costs. In any litigation that arises from this Agreement, the prevailing party (or parties) may recover its legal fees and costs from the non-prevailing party (or parties).

22. Notices. Except as otherwise specified in this Agreement, every demand, notice, consent, or approval required or permitted to be given by a party under this Agreement will be valid only if it is (a) in writing, (b) delivered personally or by telecopy, commercial courier, or first class, postage prepaid, United States mail (whether or not certified or registered and regardless of whether a return receipt is requested or received by the sender), and (c) addressed by the sender to the intended recipient as follows:

If to Company, to:	Technology Research Corporation
5250 –140th Avenue North
Clearwater, FL 33760
Attention: Robert D. Woltil

If to Employee, to Employee’s address as set forth on the signature page.

Or such other address as the intended recipient may designate by written notice given to every other party to this Agreement in the manner provided in this Section. Each party to this Agreement shall promptly notify every other party of any change in its mailing address.

23. Section 409A. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), (a) Employee’s right to the series of installment payments of the Severance Compensation shall be treated as a right to a series of separate payments under Treasury Regulations Section 1.409A-2(b)(2)(iii), and (b) Employee’s termination of employment with the Company is an “involuntary separation from service” within the meaning of Treasury Regulation Section 1.409A-1(n) as of the Separation Date. The Severance Compensation is intended to be exempt from Section 409A as a short-term deferral under Treasury Regulation Section 1.409A-1(b)(4) and as exempt separation pay under Treasury Regulation Section 1.409A-1(b)(9)(iii) and (v).

PLEASE READ CAREFULLY. THIS GENERAL RELEASE INCLUDES

A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, Company and Employee have executed this Agreement as of the date first above written.

Executed this 18th day of February, 2011.

/s/ Kathy R. Farren	By:	/s/ Owen Farren
WITNESS		OWEN FARREN (“Employee”)

Address:	11 San Marco Street
#608
Clearwater, FL 33767

Executed this 18th day of February, 2011.

TECHNOLOGY RESEARCH CORPORATION
(the “Company”)

/s/ Stacie Ferriss	By:	/s/ Robert D. Woltil

WITNESS	Title:	Vice-President-Finance and Chief Financial Officer

Schedule A

Grant Date	Plan	Grant Type	Option Price	Exercisable (Vested)	Expired (Unvested)
1/22/07	2000 Long Term Incentive Plan	Incentive Stock Option	$4.95	40,000	0
8/13/07	2000 Long Term Incentive Plan	Incentive Stock Option	$3.43	50,000	0
8/13/07	2000 Long Term Incentive Plan	Non-Qualified Stock Option	$3.43	5,831	0
3/6/08	2000 Long Term Incentive Plan	Non-Qualified Stock Option	$2.94	33,333	16,667
12/15/08	Amended and Restated 2000 Long Term Incentive Plan	Non-Qualified Stock Option	$1.70	13,333	6,667
6/9/10	Amended and Restated 2000 Long Term Incentive Plan	Non-Qualified Stock Option	$5.10	0	9,800

The foregoing lists all restricted stock grants held by Employee. Exercise of the foregoing options is subject to the applicable plan and stock option agreement between the Company and Employee. Employee acknowledges that any vested options will not be exercisable after 180 days following the Separation Date. Employee acknowledges that all unvested options are forfeited. Any stock options not listed above are forfeited.

Grant Date	Plan	Grant Type	Vested Shares	Expired Unvested Shares
12/15/08	Amended and Restated 2000 Long Term Incentive Plan	Restricted Stock	6,667	3,333
6/9/10	Amended and Restated 2000 Long Term Incentive Plan	Restricted Stock	0	5,400

The foregoing lists all restricted stock grants held by Employee. Each of the foregoing stock grants is subject to the applicable plan and restricted stock agreement between the Company and Employee. Employee acknowledges that all unvested stock is forfeited.